EXHIBIT 10.19

March 24, 2015
Brian O’Callaghan
Re:    First Amendment to Employment Agreement

Dear Brian:
This letter (the “First Amendment”) serves to partially amend your original Employment Agreement with Acucela Inc. (the “Company”) dated September 6, 2014 (the “Employment Agreement,” attached hereto as Exhibit A). This First Amendment will become effective immediately upon the date you and the Company (collectively, the “parties”) sign below. The parties hereby agree that the Employment Agreement is amended as follows:
a.Section 1(a) is hereby superseded and replaced in its entirety with the following:
1(a)     Effective from January 1, 2015, you will serve as the Company’s President, Chief Executive Officer (“CEO”) and Interim Chief Financial Officer. Your job duties and responsibilities will include those described under the Company’s Bylaws and such other services and duties as shall be assigned to you from time to time by the Company’s Board of Directors (the “Board”). You shall make all decisions related to the day-to-day management of the Company. You will also make yourself available by e-mail, phone or, as appropriate, for in-person meetings and attendance at negotiations and Board meetings. You shall report directly to the Board.
1.Section 3(c) is hereby superseded and replaced in its entirety with the following:
3(c)     Retention Bonus. You will be eligible to receive a one-time retention bonus (the “Retention Bonus”) in the amount of $515,500, less applicable federal and state payroll withholdings, provided you: (i) remain consistently employed in good standing with the Company and provide services to the Company as its CEO through March 31, 2015; and (ii) execute and do not revoke a general release of claims in favor of the Company, in a form approved by the Company. The Retention Bonus shall be paid in a lump sum amount on the first regular payroll date following March 31, 2015. Your eligibility to receive the Retention Bonus is not to be regarded as assuring you of continuing employment for any particular period of time.
2.The fifth paragraph of Section 6, which defines the term “Good Reason,” is hereby superseded and replaced in its entirety with the following:
For the purposes of this Agreement, “Good Reason” means your resignation from employment based on the occurrence of any of the following events: (i) a material breach of the provisions of this Agreement by the Company or any successor thereto;

(ii) a reduction of your duties, authority or responsibilities (it shall be deemed to be a reduction of your duties, authority or responsibilities if, as a result of Company action, you are no longer a member of the Board or are no longer the Company’s President and CEO), it being understood that a reduction in your responsibilities or authority shall not constitute Good Reason if (A) there is no demotion in your title or position or reduction of the scope of your duties within the Company or (B) in the event of an acquisition of the Company, you are given a position of materially similar or greater overall scope and responsibility within an acquiring company, taking into appropriate consideration that a nominally lower hierarchical role in a larger company may involve similar or greater scope and responsibility than a nominally higher role in the hierarchy of a smaller company; (iii) a material reduction in your Base Salary or Target Bonus (other than an equivalent percentage reduction in annual base salaries or target bonus opportunities that applies to the executives of the Company) and for purposes hereof, “material” means a reduction greater than 10%; or (iv) the relocation of the Company’s principal place of business to a location that is outside a 50 mile radius of the Company’s principal place of business as of the Effective Date; provided, however, that with respect to each occurrence, you must (a) within 30 days following its occurrence, deliver to the Company a written explanation specifying the specific basis for your belief that you are entitled to terminate your employment for Good Reason and (b) give the Company an opportunity to cure any of the foregoing within 30 days following delivery of such explanation; and provided the Company has failed to cure any of the foregoing within such 30 day cure period, you have terminated your employment within 30 days following expiration of such cure period. Your failure to provide notice to the Company within such 30 day period will render any resignation a resignation without Good Reason.
* * *

Except as amended by this First Amendment, all other terms and conditions of the Employment Agreement, including but not limited to the provisions regarding the at-will nature of your employment with the Company, shall continue in full force and effect.

The Employment Agreement, as modified by this First Amendment, contains all the legally binding understandings and agreements between the parties pertaining to the subject matter hereof and supersedes all such agreements, whether oral or in writing, previously entered into between the parties.

This First Amendment shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of Washington and subject to the arbitration provision set forth in Section 11 of the Employment Agreement.

No provision of this First Amendment may be amended or waived unless such amendment or waiver is agreed to in writing by the parties. No waiver of the breach of any condition or provision of this Amendment will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder will not be deemed to constitute a waiver thereof.

In the event any portion of this First Amendment is determined to be invalid or unenforceable for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.
Please sign this letter below to indicate your acceptance of the terms of this First Amendment and return it to me by March 31, 2015.

Sincerely,

Acucela Inc.

/s/ Glen Sato
By: Glen Sato
Its: Lead Director

I have read and understood this First Amendment to my Employment Agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment except as specifically set forth herein.

Accepted: /s/ Brian O'Callaghan      Date: March 25, 2015
Brian O’Callaghan

EXHIBIT A

EMPLOYMENT AGREEMENT